EXHIBIT 10.1
EMPLOYMENT CONTINUATION AGREEMENT
THIS EMPLOYMENT CONTINUATION AGREEMENT (this “Agreement”) between Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), and John A. Olin, (the “Executive”), dated as of this 14th day of September, 2021.
WITNESSETH:
WHEREAS, the Company has employed the Executive in an officer position and has determined that the Executive holds an important position with the Company;
WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders;
WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to the Executive’s financial and job security;
WHEREAS, the Company desires to assure itself of the Executive’s services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances; and
WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2).
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, it is hereby agreed by and between the Company and the Executive as follows:
1.Operation of Agreement.
(a)Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the “Effective Date”), provided that, if (i) this Agreement has been terminated prior to the Effective Date as provided in Section 13(c) hereof, or (ii) the Executive is not either employed by the Company on the Effective Date or deemed to be employed on the Effective Date pursuant to Section 1(b), then this Agreement shall be void and without effect.
(b)Termination of Employment Following a Potential Change of Control.
If either (i) the Executive’s employment is terminated by the Company without Cause (as defined in Section 6(c)) or by the Executive with Good Reason (as defined in Section 6(d)) after the occurrence of a Potential Change of Control and prior to the occurrence of a

Change of Control or (ii) the Company terminates this Agreement pursuant to Section 13(c) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (iii) a Change of Control, which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining the Executive’s rights under this Agreement, to have remained employed until the Effective Date and to have been terminated by the Company without Cause immediately after the Effective Date.
(c)Effect of Agreement on Rights of the Executive. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement except in circumstances relating to a Potential Change of Control as provided for in Section 1(b).
2.Definitions.
(a)Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean:
(i)The Company acquires actual knowledge that any Person, other than the Company, a Subsidiary, or any employee benefit plan(s) sponsored by the Company or a Subsidiary, has acquired the Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person to 20% or more of the Voting Power of the Company;
(ii)The making of a Tender Offer resulting in the acquisition of securities of the Company entitling the holders thereof to 20% or more of the Voting Power of the Company;
(iii)The making of a solicitation subject to Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) (or any successor Rule) resulting in the election or removal of 50% or more of the members of the Board or any class of the Board by any person other than the Company or less than 51 % of the members of the Board (excluding vacant seats) shall be Continuing Directors;
(iv)The stockholders of the Company shall approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction at least 60% of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 20% of the consolidated assets of the Company immediately prior to the transaction; or
(v)Any other event occurs which is deemed to be a Change of Control by the Board in its reasonable determination after a consideration of relevant facts and circumstances; provided, however, that (x) if securities beneficially owned by the Executive are included in determining the Beneficial Ownership of a Person referred to in paragraph (i) above, (y) the Executive is required to be named pursuant to Item 2 of the Schedule 14D-1 (or any similar successor filing requirement) required to be filed by the bidder making a Tender Offer referred to in paragraph (ii) above or (z) if the Executive is a “participant” as defined in Instruction 3 to Item 4 of Schedule 14A under the 1934 Act (or any successor Rule) in a solicitation (other than a solicitation by the Company) referred to in paragraph (iii) above, then no Change of Control with respect to the Executive shall be deemed to have occurred by reason of such event.
(b)Potential Change of Control. For the purposes of this Agreement, a “Potential Change of Control” shall be deemed to have occurred if:
(i)a Person commences a Tender Offer (with adequate financing) for securities representing at least 20% of the Voting Power of the Company’s securities or announces or otherwise makes known a bona fide intent to commence such a tender offer, excepting any offers that, if completed, would result in an acquisition not constituting a Change of Control; or (ii)    the Company enters into an agreement the consummation of which would constitute a Change of Control; or (iii)    there is commenced a solicitation of proxies for the election of directors of the Company by anyone other than the Company which solicitation, if successful, would effect a Change of Control; or (iv)    any other event occurs which is deemed to be a Potential Change of Control by the Board in its reasonable determination after a consideration of relevant facts and circumstances.
(c)Board. For purposes of this Agreement, “Board” shall mean the Board of Directors of the Company.
(d)Continuing Directors. For purposes of this Agreement, “Continuing Directors” shall mean a director of the Company who either (i) was a director of the Company immediately prior to the Effective Date or (ii) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the 1934 Act or any successor rule).
(e)Person. For purposes of this Agreement, “Person” shall be used as that term is used in Sections 13(d) and 14(d) of the 1934 Act.

(f)Beneficial Ownership. For purposes of this Agreement, “Beneficial Ownership” shall be determined as provided in Rule 13d-3 under the 1934 Act.
(g)Voting Power. For purposes of this Agreement, a specified percentage of “Voting Power” of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and “Voting Shares” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).
(h)Tender Offer. For purposes of this Agreement, “Tender Offer” shall mean a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any Subsidiary), whether or not such offer is approved or opposed by the Board.
(i)Subsidiary. For purposes of this Agreement, “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
3.Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the “Employment Period”) commencing on the Effective Date and ending on the twenty-four month anniversary of the Effective Date.
4.Position and Duties.
(a)No Reduction in Position. During the Employment Period, the Executive’s position, authority, responsibilities, title and status shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority, responsibilities, title and status shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company; provided, however, that the Executive’s ceasing to hold the position and title held immediately prior to the Effective Date with a public company during the Employment Period shall be deemed to constitute a reduction in the Executive’s position and/or title. The Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location within 35 miles from such location (or such other distance not in excess of 50 miles as shall be set forth in the Company’s relocation policy as in effect immediately prior to the Effective Date).
(b)Business Time. During the Employment Period, the Executive agrees to devote full attention during normal business hours to the business and affairs of the Company and to use her best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which the Executive is entitled. It is expressly understood and agreed that the Executive’s continuing to serve on any boards and committees on which the Executive is serving or with which the Executive is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive’s services to the Company.
5.Compensation.
(a)Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date, payable on a monthly basis in accordance with the Company’s standard payroll practices. The base salary may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company’s regular practices. The Executive’s base salary, as it may be increased from time to time, shall hereafter be referred to as “Base Salary”. Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.
(b)Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period and for each partial fiscal year during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus or partial bonus, as applicable, on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company’s goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date, provided that the amount of bonus which shall be awarded to the Executive during each year of the Employment Period shall be an amount not less than the target bonus amount for such Executive in the fiscal year ending immediately prior to the Effective Date (the “Annual Bonus Opportunity”). Any amount payable in respect of the Annual Bonus Opportunity shall be paid within 2 1/2 months following the year for which the amount (or prorated portion) is earned and is no longer subject to a substantial risk of forfeiture, in accordance with the Company’s standard payroll practices, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.
(c)Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives, including stock option or stock incentive plans, at a level that is commensurate with the Executive’s opportunity to participate in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter. During the Employment Period, the Company will offer such plans and programs to the Executive as were in effect immediately prior to the Change of Control or, if more favorable to the Executive when measured against particular plans or programs previously offered, replacement plans or programs.
(d)Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive’s participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter. During the Employment Period, the Company will offer such plans and programs to the Executive as were in effect immediately prior to the Change of Control or, if more favorable to the Executive when measured against particular plans or programs previously offered, replacement plans or programs. All payments by the Company hereunder excepting payments for Accrued Obligations (as defined in Section 7(a)) shall be taken into account (to the extent permitted by, and consistent with, law and the terms of the applicable plan document) in determining the amount of contributions to be made by or on behalf of the Executive under any tax-qualified defined contribution plan of the Company.
(e)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the Effective Date, payable on a monthly basis. Notwithstanding the foregoing, the Company shall apply the policies and procedures in effect after the Effective Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Effective Date. In no event, however, will any expense which is incurred in a particular year be reimbursed later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year by the Executive shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.
(f)Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.
(g)Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-laws (the “Governing Documents”) and the Company shall maintain existing or comparable policies of insurance covering such matters, provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.
(h)Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers provided that such items shall be at least equivalent to those provided for the Executive immediately prior to the Effective Date.
6.Termination. The provisions of this Section 6 shall only apply to the termination of the Executive’s employment following a Change of Control and, in the case of Section 6(d), a Potential Change of Control.
(a)Death, Disability or Retirement. This Agreement shall terminate automatically upon the Executive’s death, termination due to the Executive being “disabled” (a “Disability”) within the meaning of Section 409A(a)(2)(C) of the Code or successor provision, or voluntary retirement under any of the Company’s retirement plans as in effect from time to time.
(b)Voluntary Termination. The Executive may, upon not less than 30 days’ written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company’s retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).
(c)Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means (i) the Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (ii) an act or acts of dishonesty or gross misconduct on the Executive’s part which result or are intended to result in material damage to the Company’s business or reputation; (iii) the Executive’s alcohol or drug addiction; or (iv) the willful and continued failure by the Executive to substantially perform the Executive’s required duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or Disability or any actual or anticipated failure after the termination by the Executive for Good Reason as defined in paragraph 6(d), below) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the required duties.
(d)Good Reason. Following the occurrence of a Change of Control or Potential Change of Control, the Executive may terminate employment for Good Reason; provided, however, termination of employment for Good Reason following a Potential Change of Control shall not result in any payments or benefits hereunder unless the Effective Date actually occurs and the additional conditions of Section 1 (b) are satisfied. For purposes of this

Agreement, “Good Reason” means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control or Potential Change of Control:
(i)(A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position, authority, responsibilities, title or status as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, responsibilities, authority, title or status, including without limitation the Executive’s ceasing to hold the position and title held immediately prior to the Effective Date with a public company during the Employment Period, or any removal of the Executive from or any failure to re-elect the Executive to any position, except in connection with the termination of the Executive’s employment due to Cause, Disability, retirement, death or voluntary termination for reasons other than those set forth in this Section 6(d);
(ii)any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)any purported termination of the employment of the Executive by the Company which is not due to (A) the Executive’s Disability, (B) the Executive’s death, (C) the Executive’s retirement, (D) a termination by the Company for Cause in accordance with Section 6(c) or (E) the Executive’s voluntary termination for reasons other than those set forth in this Section 6(d);
(iv)the Company’s requiring the Executive to be based at any office or location more than 35 miles (or such other distance not in excess of 50 miles as shall be set forth in the Company’s relocation policy as in effect immediately prior to the Effective Date) from that location at which the Executive performed services specified under the provisions of Section 4 immediately prior to the Change of Control or Potential Change of Control, as the case may be, or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or
(v)any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b).
Notwithstanding the foregoing, in no event shall the mere occurrence of a Change of Control or Potential Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.
(e)Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a “Notice of Termination” means a written notice given, in the case of a termination for Cause, within 30 days of the Company’s having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 90 days of the Executive’s having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.
(f)Date of Termination. For the purpose of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive’s employment terminates during the Employment Period. For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”).
7.Obligations of the Company upon Termination.
(a)Death or Disability. If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or the Executive’s beneficiary or estate) (i) the Executive’s full Base Salary through the Date of Termination (the “Earned Salary”), (ii) any vested amounts or benefits owing to the Executive under the Company’s otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the “Accrued Obligations”), and (iii) any other benefits payable due to the Executive’s death or Disability under the Company’s plans, policies or programs (the “Additional Benefits”).
Any Earned Salary shall be paid in cash in a single lump sum 30 days (or at such earlier date required by law), following the Date of Termination, in accordance with the Company’s standard payroll practices. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.
(b)Cause and Voluntary Termination. If, during the Employment Period, the Executive’s employment is terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum 30 days (or at such earlier date required by law), following the Date of Termination, in accordance with the Company’s standard payroll practices and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement and giving effect to the reason for termination.
(c)Termination by the Company other than for Cause and Termination by the Executive for Good Reason.
(i)Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates employment for Good Reason, the Company shall pay to the Executive the following amounts:
(A)the Executive’s Earned Salary;
(B)a cash amount (the “Severance Amount’) equal to two times the sum of
(1)the Executive’s annual Base Salary; and
(2)the target bonus amount for the Executive for the fiscal year ending immediately prior to the Effective Date; and
(C)the Accrued Obligations.
The Earned Salary shall be paid on the last day of the month during which the Date of Termination occurs. The Severance Amount shall be paid in cash in a single lump sum 30 days following the Date of Termination; provided that if Executive is a Specified Employee under Code Section 409A on the termination of employment then such amount shall be paid on the first day following the six month anniversary of the Executive’s termination of employment; provided further that if such amount is paid by reason of the circumstances described in Section 1(b), then payment shall be made upon the Change in Control described in such section. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.
(ii)Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates employment for Good Reason, the Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled, after the Date of Termination until the earlier of (x) the twenty-four month anniversary of the Date of Termination (the “End Date”) and (y) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s employee and executive welfare and fringe benefit plans (the “Benefit Plans”). Executive shall notify the Company within ten days of becoming eligible for comparable benefits. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets. To the extent any such benefits cannot be provided on a non-taxable basis then the provision of such benefits shall be delayed until the first day following the six month anniversary of the Executive’s termination of employment if the Executive is a Specified Employee under Code Section 409A on the termination of employment. The Executive’s participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date.
(d)Limit on Payments by the Company.
(i)Application of Section 7(d). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7(d) shall apply to determine the amounts payable to Executive pursuant to this Agreement.
(ii)Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which the Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination, that could be paid without the Executive being subject to the Excise Tax.
(iii)Imposition of Payment Cap. If (A) the aggregate value of the Severance Amount, Accrued Obligations, continuation of benefits and other amounts to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (B) the Executive would receive a greater net-after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this Section 7(d)(iii), then such amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that the Executive receives reduced payments and benefits pursuant to the previous sentence, the Executive shall have the right to designate, to the extent consistent with Code Section 409A, which of the payments and benefits otherwise provided for in this Agreement that the Executive will receive in connection with the application of the Payment Cap.
(iv)Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(A)such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and
(B)the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
(v)For purposes of determining whether the Executive would receive a greater net-after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 7(d)(iii), the Executive shall be deemed to pay:
(A)Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and
(B)any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year;
provided, however, that the Executive may request that such determination be made based on the Executive’s individual tax circumstances, which shall govern such determination so long as the Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.
(vi)If the Executive receives reduced payments and benefits, under this Section 7(d) (or this Section 7(d) is determined not to be applicable to the Executive because the Accountants conclude that the Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to the Executive or for the Executive’s benefit are in an amount that would result in the Executive being subject to an Excise Tax, then the Executive shall have an obligation to repay to the Company on the fifth day following the Final Determination the amount equal to such excess parachute payments, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If this Section 7(d) is not applied to reduce the Executive’s entitlements under this Section 7 because the Accountants determine that the Executive would not receive a greater net-after-tax benefit by applying this Section 7(d) and it is established pursuant to a Final Determination that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the Executive would have received a greater net-after-tax benefit by subjecting the Executive’s payments and benefits hereunder to the Payment Cap, the Executive shall have an obligation to repay to the Company on the fifth day following the Final Determination the aggregate “parachute payments” paid to the Executive or for the Executive’s benefit in excess of the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this Section 7(d) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap on the fifth day following the Final Determination, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.
8.Non-Exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, stock option or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.
9.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise, except as otherwise provided herein. In the event of a termination of the Executive’s employment by the Company other than for Cause or termination of employment by the Executive for Good Reason, the Executive shall have no duty to seek any other employment after termination of employment with the Company, and the Company hereby waives and agrees not to raise or use any defense based on the position that the Executive had a duty to mitigate or reduce the amounts due to the Executive hereunder by seeking other employment, whether suitable or unsuitable, and should the Executive obtain other employment, then the only effect of such on the obligations of the Company hereunder shall be that the Company shall be entitled to credit against any payments which would otherwise be made pursuant to Section 7(c)(ii) hereof, any comparable payments to which the Executive is entitled under the employee and executive welfare benefit plans maintained by the Executive’s other employer or employers in connection with services to such employer or employers after termination of the Executive’s employment with the Company.
10.Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive’s costs (or cause such costs to be paid) in so asserting, including, without limitation, reasonable attorneys’ fees and expenses, if the Executive is the prevailing party in such contest, as determined by the arbitrators selected pursuant to Section 13(b) hereof to resolve such contest. Any payment to the Executive shall be made within 30 days following the final decision rendered in such arbitration; provided however that no such payments may be made to Executive until the first day following the six month anniversary of the Executive’s termination if the Executive is a Specified Employee under Code Section 409A upon termination of employment and Executive shall not be afforded any election with respect to the taxable year of payment of such amount.
11.Covenants. For and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:
(a)Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
No Company policy or individual agreement between the Company and the Executive (including this Agreement) shall prevent the Executive from providing, without prior notice to the Company, information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.
The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(b)Company Property. Except as expressly provided herein, promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive’s possession or under the Executive’s control.
(c)Non-Competition. While the Executive is employed by the Company and for a period of one year after the date of the Executive’s termination of employment with the Company for any reason the Executive will not, directly or indirectly, anywhere in which the Company operates and/or sells products and services: (i) act as an officer, manager, advisor, executive, shareholder, or consultant to any business in which her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two years prior to the end of the Executive’s employment with the Company (such services or products are collectively referred to herein as “Services or Products”), (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the Services or Products, or (iii) become employed by such an entity in any capacity which would require the Executive to carry out, in whole or in part, the duties the Executive has performed for the Company which are competitive with the Services or Products . Notwithstanding the foregoing, the Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The Executive acknowledges that this restriction will prevent the Executive from acting in any of the foregoing capacities for any competing entity operating or conducting business within the area in which the Company operates and/or sells products and services and that this scope is reasonable in light of the business of the Company.
(d)Non-Solicitation. The Executive agrees that for a period of one year following the termination of the Executive’s employment with the Company for any reason, including without limitation termination for Cause or without Cause, the Executive shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that the Executive approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one year period preceding the Executive’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Executive and/or who Executive was provided confidential or proprietary information about while employed by the Company within the one year period preceding the Executive’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell Services or Products. While the Executive is employed by the Company and for a period of one year after the date of the Executive’s termination of employment with the Company for any reason, the Executive shall not (directly or indirectly) on her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.
(e)Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall (i) be entitled to pursue an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Section 11 and (ii) have no further obligation to make any payments to the Executive hereunder following any finding by a court or an arbitrator that the Executive has engaged in a material violation of the covenants and obligations contained in this Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The Company may withhold amounts otherwise payable to the Executive and recoup amounts previously paid to the Executive under this Agreement upon any violation of the provisions of this Section 11.
12.Non-Assignment and Successors.
(a)Non-Assignable. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including by will or the laws of descent and distribution.
(b)Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
13.Miscellaneous.
(a)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws.
(b)Arbitration. Except to the extent provided in Section 11(e), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Pittsburgh, Commonwealth of Pennsylvania, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.
(c)Amendments and Termination. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives, except that the Company may amend this Agreement from time to time without the consent of the Executive to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Code Section 409A, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Executive. Executive hereby irrevocably consents to such amendments. This Agreement may be terminated by either the Company or the Executive at any time prior to the occurrence of a Change of Control without liability, except as may arise in circumstances relating to a Potential Change in Control as provided for herein.
(d)Entire Agreement. Excepting any plans, agreements or arrangements specifically referred to in this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of her own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.
(e)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:    at the home address of the Executive noted on the records of the Company
If to the Company:    Chairman of the Board
Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f)Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state, foreign, or local taxes or levies as shall be required to be withheld pursuant to any applicable law or regulation. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(g)Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of Section 11 are not enforceable in accordance with its terms, the Executive and the Company agree that such Sections shall be reformed to make such Sections enforceable in a manner which provides the Company the maximum rights permitted at law.
(h)Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or her rights hereunder on any occasion or series of occasions.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(j)Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
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IN WITNESS WHEREOF, the Executive has hereunder set her hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
/s/ Nicole B. Theophilus
Nicole B. Theophilus EVP & CHRO
EXECUTIVE
/s/ Patricia R. Schade	/s/ John A. Olin
Witnessed	John A. Olin